Exhibit No. 10.8
AMENDMENT NO. 1
THIS AMENDMENT NO. 1, dated as of February _, 2008 (this “Amendment”), of that certain Credit Agreement referenced below is by and among Armstrong World Industries, Inc., a Pennsylvania corporation (the “Borrower”), the Lenders identified on the signature pages hereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
W I T N E S S E T H
WHEREAS, a $300 million revolving credit facility, $300 million pro rata term loan and $500 million institutional term loan have each been established in favor of the Borrower pursuant to the terms of that certain Credit Agreement dated as of October 2, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, and Bank of America, N.A., as Administrative Agent;
WHEREAS, the Borrower has requested certain modifications to the terms of the Credit Agreement; and
WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Amendments to Credit Agreement. The Credit Agreement is amended as follows:
1.1 In Section 1.01 (Defined Terms) of the Credit Agreement, the pricing grid set forth in the definition of “Applicable Rate” is amended to read as follows:

Pricing	Consolidated Leverage	Commitment	Letters of	Eurodollar Rate	Base Rate
Tier	Ratio	Fee	Credit	Loans	Loans

1	≥3.50:1	0.500%	2.25%	2.25%	1.25%
2	≥3.00:1 but <3.50:1	0.500%	2.00%	2.00%	1.00%
3	≥2.00:1 but <3.00:1	0.375%	1.75%	1.75%	0.75%
4	≥1.00:1 but <2.00:1	0.200%	1.50%	1.50%	0.50%
5	<1.00:1	0.175%	1.25%	1.25%	0.25%

1.2 Section 7.11 (Use of Proceeds) of the Credit Agreement is amended to read as follows:
7.11 Use of Proceeds.
Use the proceeds of the Credit Extensions (a) to fund payments under the Reorganization Plan and (b) to finance working capital, capital expenditures and other lawful corporate purposes (including the funding of Special Distributions (as defined in Section 8.06(c)); provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
1.3 Section 8.06 (Restricted Payments) of the Credit Agreement is amended by deleting the “and” at the end of subsection (b) and amending subsection (c) and incorporating a new subsection (d), in each case to read as follows:
(c) the Borrower may declare and make other Restricted Payments in any fiscal year in an amount not exceed the sum of (i) $25,000,000 plus (ii) an amount equal to the difference of (A) twenty-five percent (25%) of cumulative Consolidated Net Income earned after the Closing Date minus (B) the aggregate amount of Restricted Payments in excess of $25,000,000 in any fiscal year after the Closing Date (but excluding Special Distributions for purposes hereof), with unused amounts in any fiscal year being carried over to succeeding fiscal years; and
(d) so long as no Event of Default shall exist immediately before or after giving effect thereto, the Borrower may make special Restricted Payments ( “Special Distributions”) in an aggregate amount of up to $500,000,000 at any time on or before February 28, 2009; provided that if the Borrower makes Special Distributions, the Borrower shall not make any Restricted Payments pursuant to subsection (c) above until after February 28, 2009.
1.4 Section 8.11 (Financial Covenants) of the Credit Agreement is amended incorporating a new subsection (c) to read as follows:
(c) Minimum Liquidity. Permit as of the end of any fiscal quarter of the Borrower minimum liquidity of the Borrower and its Domestic Subsidiaries to be less than $100 million, which may be comprised of a combination of unrestricted readily-available domestic cash and Cash Equivalents and undrawn Revolving Commitments, but only to the extent that, if drawn, the Borrower would be in compliance with the financial covenants under this Section 8.11 after giving effect thereto on a Pro Forma Basis.
2. Conditions Precedent. This Amendment shall become effective upon prior or simultaneous satisfaction of the following conditions, in form and substance reasonably satisfactory to the Administrative Agent:
(a) receipt by the Administrative Agent of executed copies of the consent and direction letter to this Amendment from the Required Lenders;
(b) receipt by the Administrative Agent of executed copies of the signature pages to this Amendment from the Loan Parties;
(c) receipt by the Administrative Agent of favorable opinions of (i) Weil, Gotshal & Manges LLP, legal counsel to the Loan Parties, and (ii) in-house counsel to the Loan Parties with respect to Pennsylvania law, in each case, addressed to the Administrative Agent and each Lender, dated as of the date of this Amendment, and in form and substance satisfactory to the Administrative Agent;

(d) receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the date of this Amendment, unless a Responsible Officer of the Borrower certifies in a certificate that the Organization Documents previously delivered to the Administrative Agent in connection with the Credit Agreement have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof;
(ii) incumbency certificates identifying the Responsible Officers of the Loan Parties who are authorized to execute this Amendment and related documents and to act on the Loan Parties’ behalf in connection with this Agreement and the Credit Documents, unless a Responsible Officer of the Borrower certifies in a certificate that the incumbency certificates previously delivered to the Administrative Agent in connection with the Credit Agreement have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof.
(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment; and
(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, and in good standing in its state of organization or formation;
(e) payment of an amendment fee, for the benefit of each Lender consenting to this Amendment, in an amount equal to 0.25% of the aggregate Commitments of each such consenting Lender and all other fees (including all reasonable fees, expenses and disbursements of Moore & Van Allen PLLC) due in connection herewith, which fees shall be deemed fully earned and due and payable on the effective date of this Amendment.
3. Effectiveness of Amendment. Upon satisfaction of the condition precedent set forth in Section 2 hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.

4. Representations and Warranties; Defaults. The Borrower affirms that upon authorization by the Board of Directors of this Amendment, the following:
(a) all necessary action by the Loan Parties to authorize the execution, delivery and performance of this Amendment has been taken;
(b) after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except those which expressly relate to an earlier period); and
(c) after giving effect to this Amendment, no Default or Event of Default shall exist.
5. Full Force and Effect. Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents (including schedules and exhibits thereto) shall remain in full force and effect.
6. Affirmation of Liens and Security Interests. The Loan Parties hereby affirm the liens and security interests created and granted in the Loan Documents and agree that this Amendment is not intended to, nor shall it, adversely affect or impair such liens and security interests in any manner.
7. Expenses. The Loan Parties agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen, PLLC.
8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.
9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed entirely within such state.